ARTICLES OF INCORPORATION

                                       OF

                               L.B. FOSTER COMPANY
                          (A Pennsylvania Corporation)


ARTICLE 1.        The name of the corporation is:

                               L.B. FOSTER COMPANY

ARTICLE 2. The address of the registered office of the corporation in Pennsylvania (which is located in Allegheny County) is:

                412 Holiday Drive, Pittsburgh, Pennsylvania 15220

ARTICLE 3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

ARTICLE 4. The aggregate number of shares that the corporation shall have authority to issue is 25,000,000 shares, divided into 20,000,000 shares of Common Stock, par value $0.01 each, and 5,000,000 shares of preferred stock. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of preferred stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the class or series.

ARTICLE 5. The following provisions of the Business Corporation Law of 1988 shall not be applicable to the corporation:

(i) Section 1715 (relating to exercise of powers generally).
(ii) Section 2538 (relating to approval of transactions with interested shareholders). (iii) Subchapter 25E (relating to control transactions). (iv) Subchapter 25F (relating to business combinations).
(v) Subchapter 25G (relating to control-share acquisitions).
(vi) Subchapter 25H (relating to disgorgement by certain controlling shareholders following attempts to acquire control).

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ARTICLE 6. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.

ARTICLE 7. These Articles of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these Articles of Incorporation are granted subject to this reservation.

ARTICLE 8.        The name and address of the incorporator are:

                           L.B. Foster Company
                           (a Delaware Corporation)
                           415 Holiday Drive
                           Pittsburgh, Pennsylvania  15220

                                            L.B. FOSTER COMPANY
                                               (Incorporator)


                                            By: /s/David L. Voltz
                                            ----------------------------
                                               Name: David L. Voltz
                                               Title:  Vice President